Exhibit 99.1

Allena Pharmaceuticals Announces $25 Million Strategic Convertible Debt Financing Agreement

with Pontifax Ventures

— Extends Allena’s Cash Runway into 4Q 2021 —

— Debt Can be Converted into Equity at a Price of $4.10 Per Share —

Newton, Mass. – September 30, 2020 – Allena Pharmaceuticals, Inc. (NASDAQ:ALNA), a late-stage, biopharmaceutical company dedicated to developing and commercializing first-in-class, oral enzyme therapeutics to treat patients with rare and severe metabolic and kidney disorders, today announced that it has entered into a $25 million convertible debt financing agreement with Pontifax Medison Finance, the healthcare-dedicated venture and debt fund of the Pontifax life science funds.

“We are pleased to announce this financing agreement and excited to partner with Pontifax, a leading life-science investment firm. Throughout the diligence process, the Pontifax team developed a deep understanding of our oral enzyme platform and an appreciation for the substantial potential of both reloxaliase and ALLN-346,” said Louis Brenner, M.D, President and Chief Executive Officer of Allena Pharmaceuticals. “If fully utilized, this financing vehicle would extend Allena’s cash runway into the fourth quarter of 2021, providing significant financial flexibility as we continue to advance our pipeline with the goal of delivering novel therapeutics to patients with rare and severe metabolic and kidney diseases.”

“Allena has made impressive progress developing reloxaliase as the first potential medicine designed specifically for people living with enteric hyperoxaluria, a debilitating metabolic condition, which causes recurrent kidney stones and may progress to chronic kidney disease (CKD) and end stage renal disease. We are very encouraged by the reloxaliase clinical trial data generated to-date. We believe that URIROX-2 is a landmark trial for patients with enteric hyperoxaluria and is well-positioned for success,” said Momi Karako, Partner at Pontifax. “We look forward to partnering with Allena in support of the company’s vision of delivering reloxaliase, as well as ALLN-346 for the treatment of hyperuricemia in patients with gout and advanced CKD, and ultimately a broader pipeline of therapeutics that leverage its oral enzyme platform technology.”

Under the terms of the agreement with Pontifax, Allena will have access to up to $25 million in convertible debt financing in three tranches, which will mature over a four year period and have an interest-only period for the first two years. Upon the closing of this transaction, the company has accessed the first tranche of $10 million, and has the option to draw the second tranche of $5 million at any time over the next 12 months and the third tranche of $10 million by December 29, 2021, subject to certain conditions.

Pontifax may elect to convert the outstanding loan drawn under the first two tranches into shares of Allena’s common stock at any time prior to repayment at a conversion price of $4.10 per share. Allena also has the ability to convert the loan into shares of its common stock, at the same conversion price, if the company’s stock price reaches a pre-determined threshold.

About Allena Pharmaceuticals

Allena Pharmaceuticals, Inc. is a late-stage biopharmaceutical company dedicated to developing and commercializing first-in-class, oral enzyme therapeutics to treat patients with rare and severe metabolic and kidney disorders. Allena’s lead product candidate, reloxaliase, is currently being evaluated in a pivotal Phase 3 clinical program for the treatment of enteric hyperoxaluria, a metabolic disorder characterized by markedly elevated urinary oxalate levels and commonly associated with kidney stones, chronic kidney disease and other serious kidney disorders. Allena is also developing ALLN-346, currently being evaluated in a Phase 1 clinical trial, for the treatment of hyperuricemia in the setting of gout and advanced chronic kidney disease.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding Allena’s debt facility with Pontifax and the use of proceeds therefrom and statements regarding Allena’s financial position and need for capital. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: market and other conditions, the timing for completion of Allena’s clinical trials of its product candidates, risks associated with obtaining, maintaining and protecting intellectual property; risks associated with Allena’s ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties; the risk of competition from other companies developing products for similar uses; risk associated with Allena’s financial condition and its need to obtain additional funding to support its business activities, including the future clinical development of reloxaliase and its ability to continue as a going concern; risks associated with Allena’s dependence on third parties; and risks related to the COVID-19 coronavirus. For a discussion of other risks and uncertainties, and other important factors, any of which could cause Allena’s actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Item 1A of Part I of Allena’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, as well as discussions of potential risks, uncertainties and other important factors in Allena’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Allena undertakes no duty to update this information unless required by law.

Investor Contact

Hannah Deresiewicz

Stern Investor Relations, Inc.

212-362-1200

hannah.deresiewicz@sternir.com

Media Contact

Adam Daley

Berry & Company Public Relations

212-253-8881

adaley@berrypr.com